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                                                                 EXHIBIT 3.2
                                                                 -----------

                               THE COMPANIES LAW
                           COMPANY LIMITED BY SHARES
                                    FORM OF
                           MEMORANDUM OF ASSOCIATION
                                       OF
                             TRITON ENERGY LIMITED
                      (ADOPTED BY SPECIAL RESOLUTION OF
                  THE MEMBERS EFFECTIVE _____________, 1996)

            1.  The name of the company is Triton Energy Limited (the
"Company").

            2. The Registered Office of the Company shall be situated at the offices of Caledonian Bank & Trust Limited, Ground Floor, Caledonian House, Mary Street, P. 0. Box 1043, George Town, Grand Cayman, Cayman Islands, or at such other place as the Board of Directors may from time to time determine.

            3. The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any objective not prohibited by any law as provided by Section 6(4) of the Companies Act (1995 Revision).

            4. Except as prohibited or limited by the Companies Law (1995 Revision), the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in doing in any part of the world whether as principal, agent, contractor, or otherwise whatever may be considered by it necessary or desirable for the attainment of its objects and whatever else may be considered by



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it as incidental or conducive thereto or consequential thereof, including, but without in any way restricting the generality of the foregoing, the power to make any alterations or amendments to this Memorandum of Association and the Articles of Association of the Company considered necessary or convenient in the manner set out in the Articles of Association of the Company all irrespective of any question of corporate benefit, and the power to do any of the following acts or things, viz: to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of lading, warrants and other negotiable or transferable instruments; to lend money or other assets and to act as guarantors; to borrow or raise money on the security of the undertaking or on all or any of the assets of the Company including uncalled capital or without security; to invest monies of the Company; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to members of the Company; to carry on any trade or business and generally to do all acts and things which may be conveniently or profitably or usefully acquired and dealt with, carried on, executed or done by the Company.

            5. The liability of each member is limited to the amount from time to time unpaid on such member's shares.

            6. The share capital of the Company is U.S. $2,400,000, divided into 200,000,000 Class A Ordinary Shares, par



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value of U.S. $0.01 per share, 10,000,000 Class B Ordinary Shares, par value of
$0.01 per share, 10,000,000 Class C Ordinary Shares, par value of $0.01 per share, and 20,000,000 other Shares, par value of U.S. $0.01 per share, which may be issued in series, all of such shares with power for the Company insofar as is permitted by law, to redeem, call or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (1995 Revision) and the Articles of Association and to issue any part of its capital, whether original, redeemed, called or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be ordinary, preference or otherwise shall be subject to the powers hereinabove contained. In the event that the Board of Directors shall have resolved that each issued and outstanding Class B Ordinary Share and Class C Ordinary Share shall be converted into one Class A Ordinary Share pursuant to the Articles of Association, from and after the effectiveness of such conversion, the share capital of the Company shall be U.S. $2,200,000, divided into 200,000,000 ordinary shares, par value of $0.01 per share, and 20,000,000 other shares, par value of U.S. $0.01 per share.

            7. The Company may exercise the power contained in Section 223 of The Companies Law (1995 Revision) to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.


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            8.  Nothing in the preceding sections shall be deemed to permit the
Company to carry on the business of a Bank or Trust Company without being licensed in that behalf under the provisions of the Banks & Trust Companies Law (1995 Revision), or to carry on Insurance Business from within the Cayman Islands or the business of an Insurance Manager, Agent, Sub-agent or Broker without being licensed in that behalf under the provisions of the Insurance Law (1995 Revision), or to carry on the business of Company Management without being licensed in that behalf under the provisions of the Companies Management Law (1996 Revision).

            9. The Company will not trade in the Cayman Islands with any person, firm or company except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.